Exhibit 23.1

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Penn Virginia Resource GP, LLC:

We have audited the accompanying balance sheet of Penn Virginia Resource GP, LLC as of December 31, 2003. This financial statement is the responsibility of Penn Virginia Resource GP, LLC’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Penn Virginia Resource GP, LLC as of December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Houston, Texas

March 22, 2004